EXHIBIT 99.1

FOR IMMEDIATE RELEASE	NEWS ANNOUNCEMENT
Patriot Capital Funding Shareholders Approve
Merger With Prospect Capital Corporation
WESTPORT, CT — November 18, 2009 — Patriot Capital Funding, Inc. (NasdaqGS: PCAP) today announced that its shareholders voted to overwhelmingly approve the proposed merger with Prospect Capital Corporation (NasdaqGS: PSEC) at its special meeting of shareholders held earlier today.
In addition to Patriot Capital Funding shareholder approval, completion of the transaction is also subject to the receipt of payoff letters from Patriot Capital Funding’s lenders and other customary closing conditions. Subject to the satisfaction of these conditions, the transaction is expected to close on or about December 2, 2009.
About Patriot Capital Funding, Inc.
Patriot Capital Funding, Inc. (www.patcapfunding.com) is a specialty finance company providing customized financing solutions primarily to private equity sponsors focused on making investments in small- to mid-sized companies.
Forward-Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the closing of the proposed merger transaction between Patriot Capital Funding and Prospect Capital. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including the satisfaction of the conditions of the proposed merger on the proposed timeframe or at all, and other factors enumerated in the filings Patriot Capital Funding makes with the Securities and Exchange Commission. Patriot Capital Funding undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS
Richard Buckanavage	Robert Rinderman or Norberto Aja
President and Chief Executive Officer	Jaffoni & Collins Incorporated
203/429-2700	212/835-8500 or PCAP@jcir.com
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